[Landstar System, Inc. letterhead]

January 23, 2013

Henry H. Gerkens
13410 Sutton Park Drive South
Jacksonville, Florida 32224

Performance Related Stock Awards
under the 2011 Equity Incentive Plan

Dear Henry:

We are pleased to confirm that you have been granted 100,000 Performance Related Stock Awards (your “Awards”), in the form of Restricted Stock Unit Awards, under the 2011 Equity Incentive Plan (the “Plan”) of Landstar System, Inc. (the “Company”). Capitalized terms used without definition in this letter have the meanings given to them in the Plan.

We encourage you to review the Plan, which sets forth terms and conditions applicable to your Awards, as well as the prospectus which accompanies this letter as Annex A. Please note that this letter and your Awards are subject in all respects to the terms and conditions of the Plan; if there is any discrepancy between this letter and the Plan, the terms of the Plan shall govern. A copy of the Plan document accompanies this letter as Annex B.

1. Performance Related Stock Award Vesting. Subject to Section 2, your Awards will vest on January 31 of 2014, 2015, and 2016 based on the following vesting formula: To the extent not previously vested, the number of Awards that vests on each vesting date will be determined by (1) multiplying the number of Awards by (2) the sum of (a) the percentage increase in operating income in the most recently completed fiscal year as compared to the results from the fiscal year immediately preceding such recently completed fiscal year (for example, on January 31, 2014, the percentage increase in operating income for the Company’s 2013 fiscal year as compared to the Company’s 2012 fiscal year), plus (b) the percentage increase in diluted earnings per share in the most recently completed fiscal year as compared to the results from the fiscal year preceding such recently completed fiscal year (for example, on January 31, 2015, the percentage increase in diluted earnings per share for the Company’s 2014 fiscal year as compared to the Company’s 2013 fiscal year); provided that, in no event, may the aggregate number of your Awards that become vested under this Section 1 exceed 100% of your Awards; and provided further that, once a portion of your Awards has vested under this Section 1, such portion shall remain vested. The determination of the number of your Awards that vests as of each vesting date will be certified by the Committee as of or as soon as reasonably practicable following the vesting date, but in no event later than two business days following the release of earnings by the Company for the relevant fiscal year. Any Awards that do not become vested as of January 31, 2016 shall be forfeited.

2. Termination of Employment. Except as provided below or as otherwise provided in the Plan, if (a) your employment as the Company’s Chief Executive Officer terminates other than in a circumstance under which you become entitled to receive the Severance Benefits described in the employment letter agreement, dated as of January 3, 2012, between you and the Company (the “Employment Agreement”), (b) you fail or cease to serve as the Executive Chairman of the Company as set forth in the Employment Agreement, or (c) following the termination of your services as Executive Chairman of the Company, you fail to make yourself available to consult with the Company as set forth in the Employment Agreement, then any portion of your Awards that have not otherwise become vested prior to the applicable event described in (a), (b) or (c), will be forfeited upon your termination of service. Notwithstanding the immediately preceding sentence, if your employment is terminated due to your death or Disability, the unvested Awards will remain outstanding and shall continue to be eligible to become vested as set forth in Section 1.

3. Transferability. You may not, at any time prior to the applicable vesting date, assign, alienate, pledge, attach, sell or otherwise transfer or encumber the unvested Awards and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable for all purposes.

4. No Rights as a Stockholder; No Dividends. You will not be the record owner of the shares of Stock underlying your Awards, and you will not be entitled to any rights of a holder of the Stock (including, without limitation, any voting or dividend rights) unless and until the shares are transferred to you when they vest as set forth above. The shares will be transferred to you (or in the event of your death, your beneficiary) as soon as practicable (but in no event later than 74 days) following the date upon which the Awards vest. You shall continue to hold, and may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber, the shares that you receive upon settlement of the Awards, net of any applicable withholding obligations in connection with such settlement, until December 31, 2016. Upon the transfer of such shares of Stock, the Company shall either (i) record on its books and records, in a manner generally consistent with its then current procedures for recording stock ownership, your ownership of an appropriate number of shares, or (ii) deliver to you or upon your order a certificate or certificates for the shares issued by the Company in your name. Such certificate(s) shall bear such legend or legends as the Board, in its discretion, determines to be necessary or appropriate to implement the provisions of this agreement including, without limitation, a legend reflecting the restrictions on the transfer of such shares as set forth in this Section 4.

5. No Guarantee of Employment. Please note that nothing in this letter shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, nor confer upon you any right to continue in the employ of the Company or any Subsidiary or affiliate.

6. Clawback. Please note that this Award, any portion thereof and any payment related thereto, are subject to recovery or “clawback” by the Company if the Award or payment is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by applicable law.

7. Amendments. The Committee has the right, in its sole discretion, to alter or amend this letter from time to time and in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall in any manner adversely affect your rights under this letter without your consent.

Congratulations on your Performance Related Stock Awards.

LANDSTAR SYSTEM, INC.

By: /s/ James B. Gattoni
Name: James B. Gattoni
Title: Executive Vice President and
Chief Financial Officer